Exhibit 99.1
Trico Marine Services Announces New Senior Vice President of Operations
HOUSTON, May 22, 2006 /Marketwire/ — Trico Marine Services, Inc. (NASDAQ: TRMA — News) announces the appointment of Larry D. Francois as Senior Vice President of Operations.
Prior to joining Trico, Francois served as President of Seabulk Offshore, a subsidiary of Seabulk International, Inc., for approximately three years where he was responsible for their worldwide offshore operations. Prior to his tenure at Seabulk, Larry served as area manager of domestic offshore marine operations for Tidewater, Inc. and prior to that assignment was a division manager for Zapata Gulf Marine Corporation in Mexico. Other overseas assignments included international marketing manager in London for Western Oceanic, Inc., a subsidiary of the Western Company of North America, with responsibility for Europe, Africa and the Middle East, and area executive for Tidewater in Egypt.
“We are delighted to welcome Larry to the Trico management team,” commented Trico’s President and Chief Executive Officer, Trevor Turbidy. “His almost 30 years of experience in the maritime industry will greatly benefit Trico as we continue to implement our strategic plan. We are confident that he will make a significantly positive impact and should help us deliver increased shareholder value as he has done repeatedly before.”
About Trico
Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa, Mexico and Brazil. The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities. Trico has its principal office in Houston, Texas.
Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.